Exhibit 10.5.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of March 30, 2017 (this “Agreement”), by and between Emerald Expositions, LLC, a Delaware limited liability company (the “Company”), and Philip Evans (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties previously entered into an employment agreement dated as of July 14, 2014 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as Chief Financial Officer of the Company and wishes to be assured of the Executive’s continued services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to continue to be employed by the Company as Chief Financial Officer and to continue to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.     Employment.

1.1.     Term. Subject to Section 3 hereof, the Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on January 1, 2017 (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party hereto provides the other Party hereto with written notice that such period shall not be so extended at least 30 days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.     Duties. During the Employment Period, the Executive shall serve as the Company’s Chief Financial Officer and in such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors (the “Board”) of Expo Event Holdco, Inc., a Delaware corporation shall mutually agree from time to time, and shall report directly to the Chief Executive Officer. In the Executive’s position as Chief Financial Officer, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the Chief Executive Officer. The Executive’s principal place of employment shall be the Company’s headquarters in San Juan Capistrano, California.

1.3.     Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Chief Executive Officer, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the Board and (c) manage his personal investments, in each case so long as any such activities do not (x) violate the terms of this Agreement (including Section 4) or (y) interfere with the Executive’s duties and responsibilities to the Company.

Section 2.     Compensation.

2.1.     Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $430,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Chief Executive Officer in consultation with the Compensation Committee.

2.2.     Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) to be based upon Company performance and other criteria for each such calendar year as determined by the Chief Executive Officer in consultation with the Compensation Committee. The Executive’s target Annual Bonus opportunity for each calendar year shall be determined by the Chief Executive Officer in consultation with the Compensation Committee (the “Target Annual Bonus Opportunity”). For calendar year 2017, the Executive’s Target Annual Bonus Opportunity shall equal $275,000. The amount of the Annual Bonus actually paid shall depend on the extent to which the performance goals, set annually by the Chief Executive Officer in consultation with the Compensation Committee, are achieved or exceeded. The Annual Bonus shall be paid within two and one-half months after the end of the calendar year for which such Annual Bonus was earned. The Annual Bonus shall be paid in cash and shall be pro-rated for any partial years of employment.

2.3.     Special Acquisition Bonus. For each calendar year during the Employment Period, the Executive shall be eligible to receive an additional annual bonus (the “Special Acquisition Bonus”) to be based on the Company’s successful acquisition during the calendar year of one or more target businesses reasonably expected to generate “Acquired EBITDA” (as defined below) of at least $8 million (the “Acquired EBITDA Target”). The target amount of the Special Acquisition Bonus shall equal $100,000. To the extent Acquired EBITDA in any calendar year is greater than or less than the Acquired EBITDA Target, the Board may adjust the amount of the Special Acquisition Bonus in its discretion. Notwithstanding the foregoing, if Acquired EBITDA is equal to or greater than $4 million, the minimum Special Acquisition Bonus shall be $50,000. Any Special Acquisition Bonus shall be payable in two equal annual installments, with the first installment to be paid after the end of the calendar year in respect of which the Special Acquisition Bonus has been earned and any second installment to be paid after the end of the calendar year following the calendar year in respect of which the Special Acquisition Bonus has been earned (with each installment to be paid at the same time that Annual Bonuses payable under Section 2.2 are customarily paid for such year). Notwithstanding the foregoing, to the extent the actual “EBITDA” (as defined below) added by the businesses acquired in any calendar year is, in the aggregate, more or less than the Acquired EBITDA Target, the Board may in its discretion adjust the amount of (or, if necessary, eliminate) the second installment of the Special Acquisition Bonus to which the acquisition of such businesses relates. Subject to Section 3.2(a) below, payment of each portion of any Special Acquisition Bonus shall be subject to the Executive’s continued employment in good standing at the time the Acquired EBITDA Target is met. For purposes of the foregoing, “Acquired EBITDA” means the pro forma earnings before interest, tax, depreciation and amortization (“EBITDA”) expected to be added to the Company’s EBITDA in the calendar year following the calendar year of the relevant acquisition, as calculated by the Board in its reasonable discretion.

2.4.     Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.5.     Vacation. During the Employment Period, the Executive shall be entitled to 20 days vacation per calendar year, to be taken and carried over in accordance with the Company’s vacation policy. The number of vacation days shall be pro-rated for the last calendar year of employment.

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2.6.     Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time. To the extent that any travel requires a flight in excess of three (3) hours, Executive shall be permitted to fly business class. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

Section 3.     Employment Termination.

3.1.     Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 30 days’ notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the Termination Date, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) earned but unpaid Annual Bonus for calendar years completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (iii) unused vacation days (consistent with Section 2.5 hereof) paid out at the per-business-day Base Salary rate, (iv) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (v) any unreimbursed expenses in accordance with Section 2.6 hereof (collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment hereunder is terminated (x) by the Company for Cause or (y) by the Executive voluntarily without Good Reason and not for death or Disability, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior calendar year, but not yet paid or due to be paid, shall be forfeited.

3.2.     Certain Terminations.

(a)     Termination by the Company other than for Cause, Death or Disability; Resignation by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company other than for Cause, death or Disability or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to (i) one times the sum of the Executive’s Base Salary and Target Annual Bonus Opportunity (the “Severance Amount”), payable as described below; (ii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for the Severance Benefits Period (as such term is defined below) or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer (“Medical Benefit Continuation”); and (iii) any Special Acquisition Bonus to which the Executive may be entitled in accordance with Section 2.3 above.

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The Company’s obligations to pay the Severance Amount and to provide Medical Benefit Continuation shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Agreement. The Severance Amount shall be paid in equal installments during the 12-month period following the Termination Date (such period, the “Severance Benefits Period”), commencing during the 30-day period following the Termination Date; provided, that, the Executive has signed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit A (the “Release”) and the period (if any) during which the Release can be revoked has expired within such 30-day period; provided, further, that, if such 30-day period spans two calendar years, payment of the Severance Amount shall commence to be paid in the second year. The Special Acquisition Bonus shall be paid as set forth in Section 2.3 above.

If the Executive is not permitted to continue participation in the Company’s medical insurance plan pursuant to the terms of such plan or pursuant to a determination by the Company’s insurance providers or such continued participation in any plan would result in the imposition of an excise tax on the Company pursuant to Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall use reasonable efforts to obtain individual insurance policies providing medical benefits to the Executive during the Severance Benefits Period, but shall be required to pay for such policies only an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s medical plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly during the Severance Benefits Period an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s medical plan.

(b)     Termination by Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay the Executive (or his heirs upon a termination by death) a pro-rata bonus for the year of termination, equal to the Annual Bonus the Executive would have been entitled to receive had his employment not been terminated, based on the actual performance of the Company for the full year, multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the applicable year prior to and including the Termination Date and the denominator of which is 365, payable at such time when annual bonuses are paid generally.

(c)     Definitions. For purposes of Section 3, the following terms have the following meanings:

(1)     “Cause” shall mean the Executive’s having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Board, which is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (i) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (ii) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure. If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment.

(2)     “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which the Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270-day consecutive day period.

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(3)     “Good Reason” shall mean one of the following has occurred: (A) a material breach by the Company of any of the covenants in this Agreement; (B) any reduction in the Executive’s Base Salary or bonus opportunity; (C) the relocation of the Executive’s principal place of employment that would increase the Executive’s one-way commute by more than 50 miles; or (D) any adverse change in the Executive’s position, title or status or any change in the Executive’s job duties, authority or responsibilities to those of lesser status. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 30 days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period. For the avoidance of doubt, “Good Reason” shall not have occurred if the Company requires the Executive to take an unpaid leave of absence, not to exceed 30 days, pending the Company’s investigation into whether the Executive acted in such a way as to justify a termination for Cause, provided, that the Company first provide the Executive with written notice of the basis for such unpaid leave of absence.

(d)     Section 409A. If the Executive is a “specified employee” for purposes of Section 409A, the Severance Amount required to be made pursuant to Section 3.2 hereof shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive’s death. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

3.3.     Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment.

3.4.     Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company, Expo Event Holdco, Inc. and their affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5.     Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company, at mutually convenient dates and times (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse Executive for any expenses incurred in connection with such cooperation.

Section 4.     Unauthorized Disclosure; Proprietary Rights.

4.1.     Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has and will continue to be exposed to and has and will continue to receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

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4.2.     Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof (“Prior Inventions”). If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.2, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.2 with the same legal force and effect as if executed by the Executive.

(a)     Exception to Assignments. The Executive acknowledges that the provisions of this Agreement requiring assignment of Developments to the Company do not apply either to the Executive’s Prior Inventions or any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). The Executive shall advise the Company promptly in writing of any inventions that the Executive believes meet the criteria in California Labor Code Section 2870. Furthermore, the Executive acknowledges that no provision in this Agreement is intended to require assignment of any of the Executive’s rights in an invention if no equipment, supplies, facilities or trade secret information of the Company was used, and if the invention was developed entirely on the Executive’s own time, and if the invention does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, and it does not result from any work performed by the Executive for the Company.

4.3.     Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Anytime after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.4.     Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive in the event of a willful and material breach. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive.

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Section 5.     Representations. The Executive represents and warrants that (a) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (b) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.

Section 6.     Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company, (a) the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders and (b) the Company agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

Section 7.     Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

Section 8.     Miscellaneous.

8.1.     Indemnification. To the extent provided in the Company’s By-Laws and Certificate of Incorporation and applicable law, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.2.     Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3.     Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to, and shall, assign this Agreement to a successor to substantially all of its assets.

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8.4.     Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Emerald Expositions, LLC
31910 Del Obispo St., Suite 200
San Juan Capistrano, CA 92675
Attention: Chief Executive Officer

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Jeffrey Ross, Esq.
Facsimile: 212-859-4000

If to the Executive:	At his principal office at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5.     Governing Law. This Agreement shall be construed and enforced in accordance with, and the laws of the State of California hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

8.6.     Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

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8.7.     Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof, including without limitation, the Original Agreement.

8.8.     Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.9.     Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.10.    General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EMERALD EXPOSITIONS, LLC

By:	/s/ David Loechner
	Name:	David Loechner
	Title:	CEO and President

/s/ Philip Evans
PHILIP EVANS

Exhibit A

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.     In consideration of the payments and benefits to be made under the Employment Agreement, dated as of March 30, 2017 (the “Employment Agreement”), by and between Philip Evans (the “Executive”) and Emerald Expositions, LLC, a Delaware limited liability company (the “Company”), (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.	rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights granted to Executive during his employment related to the purchase and/or grant of equity of Expo Event Holdco, Inc.

2.     WITH RESPECT TO THIS RELEASE, IF THE UNDERSIGNED IS A RESIDENT OF CALIFORNIA, THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHTS THAT HE MAY HAVE UNDER SECTION 1542, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

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3.     The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

4.     This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

5.     The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6.     As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he has been given but not utilized a period of 21 days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount or provision of the Medical Benefit Continuation (as each is defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

7.     Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

8.     The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.     The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

10.    The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

11.    The Executive acknowledges that the severance payments and benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

12.    Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.    This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

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14.    The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

15.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

16.    This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

17.    Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

[signature page follows]

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IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ____________________.

EMERALD EXPOSITIONS, LLC

By:
Name:
Title:

PHILIP EVANS

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Exhibit B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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